BGT Non-Compete Agreement

This BGT NON-COMPETE AGREEMENT (this “Agreement”) dated as of February 16, 2012, and effective as of the Closing Date (as defined in the Master BGT Agreement) between ROBERT C. MORGAN and ROBERT MOSER, both having an address at c/o Morgan Management, 1170 Pittsford Victor Road, Pittsford, New York 14534, and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, having an address at c/o Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan 48034 (“SCOLP”).

R E C I T A L S
A.           This Agreement is being executed in connection with that certain First Asset Purchase Agreement, dated February 16, 2012, by and between Grand Lake RV and Golf Resort, LLC, Three Lakes RV Park, LLC, Blue Berry Hill RV, LLC, Blue Berry Hill RV SPE, LLC, and Sun Blueberry Hill LLC, Sun Grand Lake LLC,  and Sun Three Lakes LLC (the “APA”) which relates to the conveyance of those real properties known as the Three Lakes, Grand Lakes Estates and Blueberry Hill (the “Properties”), as more particularly described in the following contracts: that certain Master BGT Real Estate Purchase Agreement, dated November 9, 2011, between Robert C. Morgan, Robert Moser and SCOLP, as amended (the “Master BGT Agreement”), that certain Agreement of Sale, dated November 16, 2011, between Three Lakes RV Park, LLC and SCOLP, as amended (the “Three Lakes PSA”), that certain Agreement of Sale, dated November 16, 2011, between Grand Lake RV and Golf Resort LLC and SCOLP, as amended (the “Grand Lakes PSA”) and that certain Agreement of Sale, dated November 16, 2011, between Blue Berry Hill RV LLC and Blue Berry Hill RV SPE LLC and SCOLP, as amended (the “Blueberry Hill PSA,” together with the Master BGT Agreement, Three Lakes PSA and Grand Lakes PSA, the “Sale Contracts”).  Capitalized terms not defined herein shall have the meanings ascribed to them as set forth in the Sale Contracts.

B.           In order to assure to SCOLP the value of the Properties and good will associated with the Properties, Robert C. Morgan and Robert Moser have agreed that in exchange for the consideration set forth below, neither they nor any of their affiliated entities will engage in the development, ownership or operation of any recreational vehicle community during the time and within the area described herein.

C.           To accomplish the foregoing, and as a condition to the consummation of the terms of the Sale Contracts, Robert C. Morgan and Robert Moser have agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of Ten Thousand Dollars ($10,000.00) (the “Non Compete Consideration”) to be paid by SCOLP to Robert C. Morgan and Robert Moser upon the closing of the transactions set forth in the APA and the Sale Contracts, the parties hereto agree as follows:

1. Covenant Not to Compete.  Except for any recreational vehicle communities currently owned by the Project Entities, Robert C. Morgan, Robert Moser or their affiliates, Robert C. Morgan and Robert Moser, for themselves and their affiliates, agree that, for a period of two (2) years after the Closing Date, no such person or entity will (i) engage in the development, ownership or operation of any recreational vehicle community, located within five (5) miles of any of the Properties whether such operation involves the lease or sale of recreational vehicle sites therein, and whether such development, ownership or operation is direct or is indirect, through one or more entities, contractual relationships or familial relationships, and whether such development, ownership or operation is as owner, principal, agent, partner, shareholder, officer, director, member, trustee, beneficiary, employer, employee, consultant, manager, lessor, lessee, or otherwise, or (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any tenants or residents of any of the Properties, whether tenants or residents now or in the future.

2. Specific Enforceability.  Robert C. Morgan and Robert Moser agree that, in the event of the violation of this Agreement, in addition to any and all legal and equitable remedies which may be available, this Agreement may be enforced by a temporary and/or permanent injunction in an action in equity.  Robert C. Morgan, Robert Moser and SCOLP acknowledge that the remedy at law for a breach or threatened breach of this Agreement would be inadequate and that SCOLP would suffer irreparable harm in the event of the violation of this Agreement.

3. Limitation of Scope.  If the aforesaid covenants not to compete set forth in Section 1 are found by any court having jurisdiction to be too broad in extent, either as to the time period or geographical area designated, or otherwise, then and in such case, the covenants not to compete shall nevertheless remain effective, but shall be considered amended (as to time or area or otherwise, as the case may be) to a point considered by said court to be reasonable, and as so amended shall be fully enforceable.

4. Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, administrators, personal representatives and successors

5. Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

6. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Florida, without giving effect to principles of conflict of laws.

7. Rules of Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

[Signatures on following page]

[Signature Page to BGT Non-Compete Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership
By: Sun Communities, Inc., General Partner
By: /s/ Jonathan M. Colman Name: Jonathan M. Colman Title: Executive Vice President

/s/ Robert C. Morgan ROBERT C. MORGAN

/s/ Robert Moser ROBERT MOSER